EXHIBIT 10.2

April 21, 2004

Advanced Medical Optics, Inc.

1700 E. St. Andrew Place

Santa Ana, CA 92705

Re:    $550 million Senior Credit Facilities

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”), Bank of America Securities LLC (“BAS”), Lehman Commercial Paper Inc. (“LCPI”) and Lehman Brothers Inc. (“Lehman”) that Advanced Medical Optics, Inc. (the “Borrower”) intends to acquire (the “Acquisition”) the worldwide business of researching, developing, manufacturing, marketing, distributing and selling viscoelastic products, intraocular lenses and glaucoma shunts used in the practice of human ophthalmic surgery currently conducted by Pfizer Inc. or its subsidiaries (the “Surgical Business”) for not more than $450 million in cash.

You have also advised us that you intend to finance the Acquisition, the costs and expenses related to the Transaction (as hereinafter defined) and the ongoing working capital and other general corporate purposes of the Borrower and its subsidiaries after the consummation of the Acquisition with $550 million senior secured credit facilities (the “Senior Credit Facilities”), comprised of (a) a $100 million revolving credit facility (the “Revolving Credit Facility”), (b) an up to $50 million one year term loan facility and (c) an up to $400 million six year term loan facility (and that no financing other than the financing described herein will be required in connection with the Transaction). The Acquisition and all related transactions are hereinafter collectively referred to as the “Transaction”.

1.	Commitments. In connection with the foregoing, (a) Bank of America is pleased to offer its commitment to provide 50% of the full principal of the Senior Credit Facilities and to act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facilities, in each case upon and subject to the terms and conditions of this letter and the Summary of Terms and Conditions attached hereto as Annex I (the “Summary of Terms”), (b) LCPI is pleased to offer its commitment to provide 50% of the full principal of the Senior Credit Facilities and to act as sole and exclusive syndication agent (in such capacity, the “Syndication Agent”) for the Senior Credit Facilities, in each case upon and subject to the terms and conditions of this letter and the Summary of Terms and (c) BAS and Lehman are pleased to advise you of their willingness, as joint lead arrangers and joint book runners (in such capacities, the “Joint Lead Arrangers”) to form a syndicate of financial institutions and institutional lenders (collectively, the “Lenders”) reasonably acceptable to you for the Senior Credit Facilities.

2.	Conditions to Financing. The commitments of Bank of America and LCPI hereunder and the undertaking of BAS and Lehman to provide the services described herein are subject to the satisfaction of each of the following conditions precedent in a manner reasonably acceptable to Bank of America, BAS, LCPI and Lehman: (a) the completion of all conditions precedent to closing identified in the Summary of Terms, (b) the entering into of definitive documentation for the Senior Credit Facilities on or before August 16, 2004, (c) the accuracy and completeness in all material respects of all representations that you and your affiliates make to Bank of America, BAS, LCPI and Lehman and your compliance with the terms of this Commitment Letter

(including the Summary of Terms) and the Fee Letter (as hereinafter defined); (d) prior to and during the syndication of the Senior Credit Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any of its subsidiaries; and (e) your using your best efforts to work with the ratings agencies to assist us in obtaining a debt rating for the Senior Credit Facilities.

3.	Syndication. The Joint Lead Arrangers intend to commence syndication efforts promptly upon your acceptance of this Commitment Letter and the Fee Letter (as hereinafter defined), and the commitments of Bank of America and LCPI hereunder shall be reduced dollar-for-dollar on a pro rata basis as and when corresponding commitments are received in writing from the Lenders. You agree to actively assist the Joint Lead Arrangers in achieving a syndication of the Senior Credit Facilities that is reasonably satisfactory to them. Such assistance shall include (a) your providing and causing your advisors to provide the Joint Lead Arrangers and the Lenders upon request with all information reasonably deemed necessary by the Joint Lead Arrangers to complete syndication; (b) your assistance in the preparation of an Information Memorandum to be used in connection with the syndication of the Senior Credit Facilities; (c) your using best efforts to ensure that the syndication efforts of the Joint Lead Arrangers benefit materially from your existing banking relationships; and (d) otherwise assisting the Joint Lead Arrangers in their syndication efforts, including by making your senior management and advisors and using your commercially reasonable efforts to make the officers and advisors of the Surgical Business available from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries and the Surgical Business, as appropriate, at one or more meetings of prospective Lenders.

It is understood and agreed that the Joint Lead Arrangers (in consultation with you) will manage and control all aspects of the syndication of the Senior Credit Facilities, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Senior Credit Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole discretion of the Joint Lead Arrangers. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without the prior written approval of the Joint Lead Arrangers.

The Joint Lead Arrangers intend to commence the syndication of the Senior Credit Facilities by endeavoring to procure approval of an amendment to the $100,000,000 Amended and Restated Credit Agreement dated as of June 17, 2003 among the Borrower, the guarantors party thereto, the lenders party thereto (the “Existing Lenders”) and Bank of America, N.A., as administrative agent (the “Existing Credit Agreement”) that would permit (i) the Acquisition, (ii) an add on one year term loan facility in the amount of $50 million and (iii) an add on six year term loan facility in the amount of $400 million. If the Joint Lead Arrangers are unable to procure the approval of one or more Existing Lenders to such an amendment to the Existing Credit Agreement, (i) Bank of America and Lehman will offer to purchase by assignment at par (on a ratable basis as between Bank of America and Lehman) the amount of loans and/or commitments and related obligations held by such Existing Lenders and (ii) Bank of America and LCPI will vote in favor of the passage of such an amendment. In the event the Joint Lead Arrangers are not able to syndicate the Senior Credit Facilities by way of such an amendment to the Existing Credit Agreement, then the Joint Lead Arrangers will syndicate the Senior Credit Facilities as they deem necessary to achieve a syndication that is reasonably satisfactory to them.

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4.	Information Requirements. You hereby represent, warrant and covenant that (a) all information, other than Projections (defined below), which has been or is hereafter made available to Joint Lead Arrangers or the Lenders by you or any of your representatives (or on your or their behalf) in connection with the transactions contemplated hereby (the “Information”) is and will be, taken as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements were made, and (b) all financial projections concerning the Borrower and its subsidiaries and the Surgical Business that have been or are hereafter made available to the Joint Lead Arrangers or any of the Lenders by you or any of your representatives (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions (it being recognized by Bank of America, BAS, LCPI and Lehman that such Projections are not to be viewed as fact and that the actual results during the period or periods covered by such Projections are subject to uncertainties and contingencies and may differ from such Projections by a material amount). You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the Closing Date (as defined in the Summary of Terms) so that the representation, warranty and covenant in the preceding sentence is correct on the Closing Date. In issuing the commitments contained herein and in arranging and syndicating the Senior Credit Facilities, Bank of America, BAS, LCPI and Lehman are and will be using and relying on the Information and the Projections (collectively, the “Pre-Commitment Information”) without independent verification thereof.

5.	Fees and Indemnities. You agree to reimburse Bank of America, BAS, LCPI and Lehman from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Moore & Van Allen, PLLC, as counsel to BAS and the Administrative Agent, and as counsel to LCPI and Lehman and of one set of local counsel to the Lenders retained by the Administrative Agent in each jurisdiction necessary in connection with the Transaction and reasonable due diligence expenses) incurred in connection with the Senior Credit Facilities, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby.

You agree to indemnify and hold harmless Bank of America, BAS, LCPI, Lehman, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or any related transaction (including without limitation the Transaction) or (b) the Senior Credit Facilities and any other financings or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of,

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related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. It is further agreed that Bank of America shall only have liability to you (as opposed to any other person), that Bank of America shall be liable solely in respect of its own commitment to the Senior Credit Facilities on a several, and not joint, basis with any other Lender and that such liability shall only arise to the extent damages have been caused by a breach of Bank of America’s obligations hereunder to negotiate in good faith definitive documentation for the Senior Credit Facilities on the terms set forth herein as determined in a final non-appealable judgment by a court of competent jurisdiction. It is further agreed that LCPI shall only have liability to you (as opposed to any other person), that LCPI shall be liable solely in respect of its own commitment to the Senior Credit Facilities on a several, and not joint, basis with any other Lender and that such liability shall only arise to the extent damages have been caused by a breach of LCPI’s obligations hereunder to negotiate in good faith definitive documentation for the Senior Credit Facilities on the terms set forth herein as determined in a final non-appealable judgment by a court of competent jurisdiction. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems.

6.	Confidentiality. This Commitment Letter and the fee letter among you, Bank of America, BAS, LCPI and Lehman of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your officers, directors, accountants, attorneys and other professional advisors retained by you in connection with the Transaction or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letter (a) after your acceptance of this Commitment Letter and the Fee Letter in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and (b) on a confidential basis to the board of directors of Pfizer Inc. and its attorneys and professional advisors in connection with their consideration of the Acquisition.

You acknowledge that Bank of America, BAS, LCPI and Lehman or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Bank of America, BAS, LCPI and Lehman agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you and your affiliates with the same degree of care as they treat their own confidential information. Bank of America, BAS, LCPI and Lehman further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that Bank of America, BAS, LCPI and Lehman are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of Bank of America, BAS, LCPI, Lehman or any of such affiliates.

7.	Survival of Obligations. The provisions of numbered paragraphs 5 and 6 shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facilities shall be executed and delivered, and notwithstanding the termination of this letter or any commitment or undertaking of Bank of America, BAS, LCPI or Lehman hereunder; provided that your indemnity obligations under paragraph 5 hereof shall be superseded by your indemnity obligations set forth in the definitive documentation for the Senior Credit Facilities.

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8.	Miscellaneous. This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you, Bank of America, BAS, LCPI and Lehman hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including, without limitation, the Summary of Terms), the Fee Letter, the transactions contemplated hereby and thereby or the actions of Bank of America, BAS, LCPI or Lehman in the negotiation, performance or enforcement hereof. The commitments and undertakings of Bank of America, BAS, LCPI and Lehman may be terminated by us, if you fail to perform your obligations under this Commitment Letter or the Fee Letter on a timely basis.

This Commitment Letter, together with the Summary of Terms and the Fee Letter, embodies the entire agreement and understanding among Bank of America, BAS, LCPI, Lehman, you and your affiliates with respect to the Senior Credit Facilities and supercedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitments of Bank of America and LCPI and the undertaking of the Joint Lead Arrangers hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by Bank of America, BAS, LCPI or Lehman to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by the Borrower without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This commitments and undertakings hereunder will expire at 5:00 p.m. Eastern time on April 23, 2004 unless you execute this letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this letter and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, this undertaking and the commitments will expire on December 31, 2004 (as such date may be extended with the consent of each of Bank of America, BAS, LCPI and Lehman in their sole discretion). In consideration of the time and resources that Bank of America, BAS, LCPI and Lehman will devote to the Senior Credit Facilities, you agree that, until such expiration, you will not solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing Senior Credit Facilities for the Borrower and its subsidiary.

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ JAMES W. FORD
Name:	James W. Ford
Title:	Managing Director

BANC OF AMERICA SECURITIES LLC

By:	/s/ K. JAMES PIROUZ
Name:	K. James Pirouz
Title:	Vice President

LEHMAN COMMERCIAL PAPER INC.

By:	/s/ STEPHEN HANNAN
Name:	Stephen Hannan
Title:	V.P.

LEHMAN BROTHERS INC.

By:	/s/ STEPHEN HANNAN
Name:	Stephen Hannan
Title:	V.P.

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

ADVANCED MEDICAL OPTICS, INC.

By:	/s/ RICHARD A. MEIER
Name:	Richard A. Meier
Title:	EVP & CFO

ANNEX I

SUMMARY OF TERMS AND CONDITIONS

ADVANCED MEDICAL OPTICS, INC.

$550 MILLION SENIOR SECURED CREDIT FACILITIES

BORROWER:	Advanced Medical Optics, Inc., a Delaware corporation (the “Borrower”).

GUARANTORS:

The Senior Credit Facilities (defined below) shall be guaranteed by all existing and future direct and indirect domestic subsidiaries of the Borrower (the “Guarantors”). All guarantees shall be guarantees of payment and not of collection.

ADMINISTRATIVE AGENT:	Bank of America, N.A. (the “Administrative Agent” or “Bank of America”) will act as sole and exclusive administrative agent.

SYNDICATION AGENT:	Lehman Commercial Paper Inc. will act as syndication agent.

DOCUMENTATION AGENT:	[TBD] and [TBD] will act as co-documentation agents.

JOINT LEAD ARRANGERS AND BOOK RUNNERS:	Bank of America Securities LLC (“BAS”) and Lehman Brothers Inc. (“Lehman”; collectively, the “Joint Lead Arrangers”).

LENDERS:

A syndicate of financial institutions (including Bank of America and LCPI) arranged by the Joint Lead Arrangers, which institutions shall be acceptable to the Joint Lead Arrangers and reasonably acceptable to the Borrower (collectively, the “Lenders”).

SENIOR CREDIT FACILITIES:	An aggregate principal amount of up to $550 million will be available upon the terms and conditions hereinafter set forth:

Revolving Credit Facility: a $100 million five year revolving credit facility (the “Revolving Credit Facility”), which will include a $25 million sublimit for the issuance of standby and commercial letters of credit (each a “Letter of Credit”) and a $25 million sublimit for multicurrency borrowings in readily available currencies to be determined. Letters of Credit will be issued by Bank of America (in such capacity, the “Fronting Bank”), and each Lender under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit.

Term Loan A Facility: a $50 million one year term loan facility (the “Term Loan A Facility”), all of which will be drawn on the Closing Date (as defined below) upon the terms and conditions hereinafter set forth.

Term Loan B Facility: a $400 million six year term loan facility (the “Term Loan B Facility”; together with the Term Loan A Facility, the “Term Loan

Facilities”), all of which will be drawn on the Closing Date upon the terms and conditions hereinafter set forth. The Joint Lead Arrangers may (after consultation with you) in their sole discretion (including, but not limited to, as a result of their review of the Borrower’s ability to repatriate cash from its foreign operations to the Borrower and the Guarantors) allocate a portion of the Term Loan B Facility to be determined to a separate foreign term loan facility. Such foreign term loan facility shall be with a foreign subsidiary of the Borrower as the borrower acceptable to both the Borrower and the Joint Lead Arrangers and shall be secured by such assets to be mutually determined (including, without limitation, the assets of such foreign borrower and the other foreign subsidiaries of the Borrower).

The Revolving Credit Facility and the Term Loan Facilities are collectively referred to herein as the “Senior Credit Facilities”.

PURPOSE:

The proceeds of the Senior Credit Facilities shall be used by the Borrower (i) to purchase the worldwide business of researching, developing, manufacturing, marketing, distributing and selling viscoelastic products, intraocular lenses and glaucoma shunts used in the practice of human ophthalmic surgery currently conducted by Pfizer Inc. or its subsidiaries (the “Surgical Business”) (the “Acquisition”), (ii) for working capital and other lawful corporate purposes and (iii) to pay fees and expenses in connection with the Transaction.

CLOSING DATE:	On or before December 31, 2004 (the “Closing Date”).

INTEREST RATES:	As set forth in Addendum I.

MATURITY:	The Revolving Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full 5 years from the Closing Date.

The Term Loan A Facility shall be due and payable in full 1 year after the Closing Date.

The Term Loan B Facility shall be subject to repayment according to the Scheduled Amortization (as defined below), with the final payment of all amounts outstanding, plus accrued interest, being due 6 years after the Closing Date.

Provided, however, the Senior Credit Facilities shall be automatically terminated and the indebtedness and other obligations owing thereunder shall automatically become due and payable if an amount to be mutually determined of the existing convertible debt securities of the Borrower remain outstanding on October 15, 2007.

AVAILABILITY/

SCHEDULED

AMORTIZATION:

Revolving Credit Facility: Advances under the Revolving Credit Facility may be made on a revolving basis up to the full amount of the Revolving Credit Facility and Letters of Credit may be issued up to the sublimit for Letters of Credit.

Term Loan Facilities: The Term Loan A Facility will be payable in full on the date 1 year after the Closing Date. The Term Loan B Facility will be subject to quarterly amortization of principal with 0.25% being payable quarterly in each of the first five years and the balance to be payable in the final four quarters (in equal installments) (the “Scheduled Amortization”).

MANDATORY PREPAYMENTS:

Customary percentages of net proceeds from asset dispositions, debt issuances, equity issuances and excess cash flow (with exceptions and reinvestment rights to be mutually agreed). Mandatory prepayments arising from equity issuances shall be applied first to the Term Loan A Facility until the Term Loan A Facility is repaid in full.

OPTIONAL PREPAYMENTS AND

COMMITMENT REDUCTIONS:

The Borrower may prepay the Senior Credit Facilities in whole or in part at any time without penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. The unutilized portion of any commitment under the Senior Credit Facilities may be reduced or terminated from time to time at the option of the Borrower. Optional prepayments on the Term Loan Facilities shall be applied on a pro rata basis to each of the Term Loan Facilities to the remaining principal installments of the respective Term Loan Facilities on a pro rata basis.

SECURITY:

The Borrower and each of the Guarantors shall grant the Administrative Agent for the benefit of the Lenders valid and perfected first priority liens and security interests in all of the following (subject to certain exceptions to be set forth in the loan documentation):

(a) All present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future subsidiaries (limited, in the case of each entity that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, to a pledge of 66% of the Capital Stock of each such first-tier foreign subsidiary).

(b) All present and future intercompany debt of the Borrower and each Subsidiary and (to be mutually agreed) certain liens, if any, securing such intercompany debt (the Borrower shall cause all debt of any foreign subsidiary of the Borrower now or hereafter owing to the Borrower or any Guarantor to be evidenced by a promissory note).

(c) All of the present and future property and assets, real and personal, of the Borrower and each Guarantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real estate, leaseholds, fixtures, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash.

(d) All proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

The Security shall ratably secure the relevant party’s obligations in respect of the Senior Credit Facilities, any treasury management arrangements and any interest rate swap or similar agreements with a Lender (or its affiliates, in the case of interest rate swap or similar agreements) under the Senior Credit Facilities.

CONDITIONS

PRECEDENT TO CLOSING:

The Closing (and funding) of the Senior Credit Facilities will be subject to satisfaction of the conditions precedent reasonably deemed appropriate by the Joint Lead Arrangers including, but not limited to, the following:

(i) The negotiation, execution and delivery of definitive documentation for the Senior Credit Facilities consistent with the terms of this Summary of Terms and otherwise reasonably satisfactory to the Joint Lead Arrangers, the Administrative Agent, the Syndication Agent and the Lenders.

(ii) Bank of America and LCPI shall have (a) been given such access to the management, records, books of account, contracts and properties of the Borrower and its subsidiaries and the Surgical Business and received such financial, business and other information regarding each of the foregoing persons and businesses as they shall have reasonably requested, including, without limitation, information as to possible contingent liabilities, tax matters, collective bargaining agreements and other arrangements with employees and (b) received in form and substance reasonably satisfactory to Bank of America and LCPI; (i) the audited financial statements of the Surgical Business for the fiscal year ending December 31, 2003 and (ii) the interim financial statements of the Borrower and its subsidiaries and of the Surgical Business, in each case dated the end of the most recent fiscal quarter for which financial statements are available (or, in the event due diligence review reveals material changes since such financial statements, as of a later date within 45 days of the Closing Date). All of the Pre-Commitment Information shall be complete and correct in all material respects. No changes or developments shall have occurred, and no new or additional information, shall have been received or discovered by Bank of America or LCPI regarding the Borrower and its subsidiaries, the Surgical Business or the Acquisition after the date such due diligence investigation has been completed that (a) either individually or in the aggregate, could reasonably be expected to (i) have a material adverse effect on business results, operations or financial condition of (A) the Borrower and its subsidiaries, taken as a whole, or (B) the Surgical Business, (ii) adversely affect the ability of the Borrower or any Guarantor to perform its obligations under the loan documentation or (iii) materially and adversely affect the rights and remedies of the Administrative Agent or the Lenders under the loan documentation or (b) purports to materially and adversely affect the Senior Credit Facilities or any other aspect of the transactions contemplated hereby (collectively, a “Material Adverse Effect”).

(iii) The final terms and conditions of each aspect of the Acquisition shall be (a) as described in the Commitment Letter and otherwise consistent with the description thereof received in writing as part of the Pre-Commitment Information and (b) otherwise reasonably satisfactory to Bank of America and LCPI. The purchase agreement (including all schedules and exhibits thereto) regarding the Surgical Business (the “Purchase Agreement”) and such other agreements, instruments and documents relating to the Acquisition shall not be altered, amended or otherwise changed or supplemented or any condition therein waived without the prior written consent of Bank of America and LCPI (such consent not to be unreasonably withheld). Bank of America and LCPI shall also be reasonably satisfied with the schedules to the Purchase Agreement that will be finalized after the parties sign the Purchase Agreement. The Acquisition shall have been consummated in accordance with the terms thereof and in compliance with applicable law and regulatory approvals.

(iv) No change, occurrence or development shall have occurred or become known to any of the Joint Lead Arrangers, Bank of America and LCPI that could reasonably be expected to have a material adverse effect on the business results, operations or financial condition of the Borrower and its subsidiaries, taken as a whole, since December 31, 2003.

(v) No change, occurrence or development shall have occurred or become known to any of the Joint Lead Arrangers, Bank of America and LCPI that could reasonably be expected to have a material adverse effect on the business results, operations or financial condition of the Surgical Business, taken as a whole, since December 31, 2002.

(vi) The Joint Lead Arrangers shall have received reasonably satisfactory opinions of counsel to the Borrower and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Senior Credit Facilities) and of appropriate local counsel and such corporate resolutions, certificates and other documents as the Joint Lead Arrangers shall reasonably require.

(vii) There shall not (a) be in effect any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any governmental authority or law that makes illegal or enjoins or prevents in any respect the consummation of the Acquisition or the other transactions contemplated by the Purchase Agreement in the United States of America, the United Kingdom, Germany, Italy, Sweden, the Netherlands or Japan or (b) have been commenced, and be continuing, or threatened in writing any action or proceeding by any governmental authority of the United States of America, the United Kingdom, Germany, Italy, Sweden, the Netherlands or Japan.

(viii) The waiting period for the Acquisition required under Hart-Scott Rodino, including any extensions thereof, shall have expired and any investigations relating to the Acquisition that may have been opened by either the Department of Justice or the Federal Trade Commission by means of a request for additional information or otherwise shall have terminated, and all other material consents, approvals and actions of, filings with and notices to any governmental authority of the United Kingdom, Germany, Italy, Sweden or the Netherlands relating to the Acquisition and any other transactions contemplated by the Purchase Agreement shall have been obtained or taken.

(ix) The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.

(x) All reasonable accrued fees and expenses of the Administrative Agent, the Syndication Agent and the Joint Lead Arrangers (including reasonable fees and expenses of counsel for the Administrative Agent) shall have been paid.

(xi) The Lenders shall have received pro forma consolidated financial statements as to the Borrower and its subsidiaries, and forecasts prepared by management of the Borrower, each in form reasonably satisfactory to the Lenders, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of the Senior Credit Facilities.

(xii) The Lenders shall have received evidence reasonably satisfactory to the Lenders that (A) the ratio of total senior debt of the Borrower and its subsidiaries at the Closing Date to the consolidated EBITDA of the Borrower and its subsidiaries for the last twelve months most recently ended (which ratio shall be calculated reflecting the Transaction on a pro forma basis) is not greater than 3.7:1.0 and (B) the ratio of total funded debt of the Borrower and its subsidiaries at the Closing Date to the consolidated EBITDA of the Borrower and its subsidiaries for the last twelve months most recently ended (which ratio shall be calculated reflecting the Transaction on a pro forma basis) is not greater than 5.1:1.0.

REPRESENTATIONS

AND WARRANTIES:	Substantially similar as Existing Credit Agreement.

COVENANTS:	Substantially similar as Existing Credit Agreement. Financial Covenants with adjustments to levels to be mutually determined will also be substantially similar to the Existing Credit Agreement.

INTEREST RATE PROTECTION:

The Borrower shall obtain interest rate protection in form and with parties reasonably acceptable to the Lenders for a notional amount and otherwise on terms to be mutually agreed in the loan documentation.

EVENTS OF DEFAULT:	Substantially similar to Existing Credit Agreement.

ASSIGNMENTS

AND PARTICIPATIONS:

Revolving Credit Facility Assignments: Each Lender will be permitted to make assignments in respect of the Revolving Credit Facility in a minimum amount equal to $5 million to other financial institutions approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, which approval shall not be unreasonably withheld or delayed; provided, however, that the approval of the Borrower shall not be required in connection with assignments to other Lenders, to any affiliate of a Lender, or to any Approved Fund (as such term shall be defined in the definitive loan documentation) and the approval of the Administrative Agent shall not be required in connection with assignments to other Lenders under the Revolving Credit Facility.

Term Loan Facility Assignments: Each Lender will be permitted to make assignments in respect of either Term Loan Facility in a minimum amount equal to $1 million to other financial institutions approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed); provided, however, that the approval of the Administrative Agent shall not be required in connection with assignments to other Lenders, to any affiliate of a Lender or to any Approved Fund.

Assignments Generally. An assignment fee of $3,500 will be charged to any assigning Lender with respect to each assignment (other than assignments to affiliates). Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Participations. Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate maturity date and releases of all or substantially all of the collateral or the value the guarantees.

WAIVERS AND AMENDMENTS:

Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and commitments under Senior Credit Facilities, except that (a) the consent of all the Lenders affected thereby shall be required with respect to (i) increases in the commitment of such Lenders, (ii) reductions of principal, interest or fees, (iii) extensions of scheduled maturities or times for payment, and (iv) releases of all or substantially all of the collateral or the value of the guarantees, (b) the Lenders shall have customary tranche voting rights and (c) certain amendments and waivers to be determined will require the approval of Lenders holding a majority of the aggregate loans and commitments under the Revolving Credit Facility.

INDEMNIFICATION:	The Borrower will indemnify and hold harmless the Administrative Agent, BAS, LCPI, Lehman, each Lender and their respective affiliates and their officers, directors, employees, agents and advisors from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Senior Credit Facilities, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees and settlement costs, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such person’s or entity’s gross negligence or willful misconduct. This indemnification shall survive and continue for the benefit of all such persons or entities, notwithstanding any failure of the Senior Credit Facilities to close, provided that this indemnification shall be superseded by the indemnification contained in the definitive documentation for the Senior Credit Facilities.

GOVERNING LAW:	State of New York.

PRICING/FEES/ EXPENSES:	As set forth in Addendum I.

OTHER:

This Summary of Terms is intended as an outline of certain of the material terms of the Senior Credit Facilities and does not purport to summarize all of the conditions, covenants, representations warranties and other provisions which would be contained in definitive documentation for the Senior Credit Facilities. Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction.

ADDENDUM I

PRICING, FEES AND EXPENSES

COMMITMENT FEE:	Same as Existing Credit Agreement.

LETTER OF CREDIT FEES:	Same as Existing Credit Agreement.

INTEREST RATES:	Loans under the Revolving Credit Facility shall have the same interest rates as the Existing Credit Agreement.

At the Borrower’s option, any loan under the Term Loan Facilities will bear interest at a rate equal to (i) 2.75%* plus LIBOR or (ii) 1.75%* plus the Alternate Base Rate (to be defined as the higher of (a) the Bank of America prime rate and (b) the Federal Funds rate plus .50%), provided, in each case that if during the 180 day period following Closing, any breakage costs, charges or fees are incurred on account of the syndication of the Senior Credit Facilities, the Borrower shall immediately reimburse the Administrative Agent for any such costs, charges or fees. Such right of reimbursement shall be in addition to and not in limitation of customary cost and yield protections. *Pricing assumes a senior secured debt rating not less than B1 and B+ with a stable outlook from both agencies.

The Borrower may select interest periods of 1, 2, 3 or 6 months for LIBOR loans, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

A default rate shall apply in a manner to be mutually agreed at a rate per annum of 2% above the applicable interest rate.

CALCULATION OF INTEREST

AND FEES:

Other than calculations in respect of interest at the Bank of America prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

COST AND YIELD PROTECTION:

Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and provisions to address withholding or other taxes.

EXPENSES:

The Borrower will pay all reasonable costs and expenses of the Administrative Agent, the Syndication Agent and the Joint Lead Arrangers associated with the preparation, due diligence, administration, syndication and closing of all loan documentation, including, without limitation, the reasonable legal fees of counsel to the Administrative Agent and BAS, regardless of whether or not the Senior Credit Facilities are closed. The Borrower will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any loan documentation.

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